Exhibit 99.1

MEDIA AND INVESTOR CONTACT

Heather Worley, 214.932.6646

heather.worley@texascapitalbank.com

TEXAS CAPITAL BANCSHARES, INC. PRICES COMMON STOCK OFFERING

DALLAS – November 13, 2014 – Texas Capital Bancshares, Inc. (NASDAQ: TCBI) announced today that it has priced an underwritten public offering of 2,523,128 shares of common stock. Texas Capital expects to close the sale of the shares of common stock on November 18, 2014, subject to customary closing conditions. The last reported sale price of Texas Capital’s common stock on November 12, 2014 was $61.74 per share.

Texas Capital expects to receive aggregate proceeds, after estimated expenses, of approximately $149.6 million. Proceeds will be used for general corporate purposes, which would include additional capital to support loan growth.

J.P. Morgan Securities LLC and Deutsche Bank Securities Inc. are serving as Joint Bookrunning Managers for this offering.

The underwriters may offer the shares of common stock from time to time for sale in one or more transactions on the NASDAQ stock exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

Texas Capital has filed a registration statement (including a base prospectus) with the SEC for the common stock offering. Copies of the prospectus supplement and the accompanying base prospectus, when available, for the offering may be obtained from J.P. Morgan Securities LLC., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attention: Prospectus Department, or by calling 1.866.803.9204 or Deutsche Bank Securities Inc., Attention: Prospectus Group, 60 Wall Street, New York, NY 10005, by telephone at 1.800.503.4611 or by email at prospectus.cpdg@db.com.

This news release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

ABOUT TEXAS CAPITAL BANCSHARES, INC.

Texas Capital Bancshares, Inc. (NASDAQ®: TCBI), a member of the Russell 2000® Index and the S&P SmallCap 600®, is the parent company of Texas Capital Bank, a commercial bank that delivers highly personalized financial services to businesses and individual clients. Headquartered in Dallas, the bank has full-service locations in Austin, Dallas, Fort Worth, Houston and San Antonio.

This news release may be deemed to include forward-looking statements which are based on Texas Capital’s current estimates or expectations of future events or future results. Texas Capital is under no obligation, and expressly disclaims such obligation, to update, alter or revise its forward-looking statements, whether as a result of new information, future events, or otherwise. A number of factors, many of which are beyond Texas Capital’s control, could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk of adverse impacts from general economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. These and other factors that could cause results to differ materially from those described in the forward-looking statements can be found in the prospectus supplement, the Annual Report on Form 10-K and other filings made by Texas Capital with the Securities and Exchange Commission (SEC).

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